 Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Amended and Restated Prospectus Supplement Registration Statement No. 333-269509 on Form 424B5 of our report dated April 25, 2023, relating to the consolidated financial statements of ICU Eyewear Holdings, Inc. as of December 31, 2022 and 2021, appearing in Form 8-K of 1847 Holdings LLC, dated April 27, 2023. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Amended and Restated Prospectus Supplement.

/s/ Frank, Rimerman + Co. LLP

San Jose, California

July 20, 2023